Exhibit 99.1

3560 Bassett Street, Santa Clara CA 95054

Charles Eddy	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899

INTEVAC NAMES JAMES P. MONIZ AS CHIEF FINANCIAL OFFICER

Santa Clara, Calif. — October 30, 2014 — Intevac, Inc. (NASDAQ: IVAC) today announced that Mr. James P. Moniz will join the Company on November 3, 2014. Mr. Moniz will succeed Mr. Charles Eddy as the Company’s Chief Financial Officer, Treasurer and Secretary on November 12, 2014, after which Mr. Eddy will continue with the Company as needed to assist Mr. Moniz and assure a smooth transition.

James Moniz, 57, brings over 30 years of senior financial management experience to Intevac. Most recently, he was Chief Financial Officer of Nanometrics, Inc., a manufacturer of process control metrology and inspection systems, where he served from 2009 until his retirement in 2011. Mr. Moniz has returned from his retirement to take the CFO position at Intevac. Prior to Nanometrics, Mr. Moniz was the Chief Financial Officer of Photon Dynamics, a publicly-traded manufacturer of test equipment for the LCD flat panel display market. From 2000 until 2008, Mr. Moniz was the Chief Financial Officer of Nextest Systems Corporation, a manufacturer of semiconductor test equipment, which was publicly-traded from 2006 until its 2008 sale to Teradyne, Inc. Prior to Nextest, Mr. Moniz held senior financial management positions at Millennia Vision Corporation, Lockheed Martin Corporation, Loral Corporation and Varian Associates. Mr. Moniz holds an MBA, a BS, Accounting and a BS, Marketing from San Jose State University.

“I have worked with Jim in the past and I am excited to have him join our team,” commented Wendell Blonigan, Chief Executive Officer of Intevac. “Jim is a seasoned public company CFO and he brings to Intevac a wealth of experience in high tech, equipment manufacturing and defense. I would also like to thank Charley Eddy for taking a break from his retirement to return as CFO on an interim basis.”

About Intevac

Intevac was founded in 1991 and has two businesses: Equipment and Photonics.

In our Equipment business, we are a leader in the design and development of high productivity, thin film processing systems. Our production-proven platforms are designed for high volume manufacturing of substrates with precise thin film properties.

Intevac is the market and technology leader in the hard drive industry with approximately 60% of all magnetic disk media produced worldwide. Our technology solutions improve performance and throughput, and continue to expand into additional markets – including solar and adjacent thin film deposition applications.

In our Photonics business, we are a recognized leading developer of advanced high-sensitivity digital sensors, cameras and systems that primarily serve the defense industry. We are the sole source provider of integrated digital imaging systems for most U.S. military night vision programs.

For more information, call 408.986.9899, or visit www.intevac.com.